FORM 3




                   U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person / 2.  Date of Event Requiring    / 4. Issuer Name and Ticker or Trading Symbol
                                         /     Statement (Month/Day/Year) /
                                         /                                /                     THERMOGENESIS CORP.
 CAPE,           EDWARD          G.      /           12/31/01             /                           ("KOOL")
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   (Last)       (First)       (Middle)   / 3.  IRS or Social Security     / 5. Relationship of Reporting  / 6. If Amendment,
                                         /     Number of Reporting Person /    to Issuer                  /    Date of Original
c/o THERMOGENESIS CORP.
    3146 Gold Camp Drive                 /     (Voluntary)                /    (Check all applicable)     /    (Month/Day/Year)
                                         /                                /    X  Director  --- 10% Owner /        1/7/02
---------------------------------------- /                                /    X  Officer   --- Other     / -----------------------
        (Street)                         /                                /    (give title(Specify below) / 7. Individual or
                                         /                                /     below)                    /    Joint/Group
                                         /                                /                               /    Filing (Check
                                         /                                /  EXECUTIVE VICE-PRESIDENT OF  /    applicable line)
                                         /                                /       CORPORATE STRATEGY      /    X Form filed by One
                                         /                                /                               /      Reporting Person
                                         /                                /                               /    _ Form filed by More
                                         /                                /                               /      than One Reporting
 Rancho Cordova,   California   95670    /                                /                               /      Person
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(City)              (State)     (Zip)    /
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                                    Table 1 - Non-Derivative Securities Beneficially Owned
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1.  Title of Security (Instr. 4)         / 2. Amount of Securities        / 3. Ownership Form:  Direct (D)/ 4. Nature of Indirect
                                         /    Beneficially Owned          /    Indirect (I) (Instr. 5)    /    Beneficial Ownership
                                         /    (Instr. 4)                  /                               /    (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)




Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


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1.  Title of     2. Date Exercisable    3. Title and Amount   4. Conversion or    5.  Ownership Form of    6. Nature of Indirect
    Derivative      and Expiration         of Securities         Exercise Price       Derivative Security:    Beneficial Ownership
    Security        (Month/Day/Year)       Underlying            Derivative           Direct (D) or           (Instr. 5)
    (Instr. 4)                             Derivative            Security             Indirect (I)
                                           Security                                   (Instr. 5)
                                           (Instr. 4)
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                                                    Amount or
                    Date     Expiration             Number of
                 Exercisable    Date      Title      Shares
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Option to             (1)       1/24/05   Common    100,000       $1.57                      D                      N/A
Purchase                                  Stock
Common Stock
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Explanation of Responses:

(1) 50,000 vested on January 24, 2002 and 50,000 shall vest on July 1, 2002.


**Intentional  misstatements or omissions of facts  constitute  Federal Criminal    /s/ EDWARD G. CAPE                 1/24/02
Violations.   See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).                      -------------------------------    ------------
                                                                                    EDWARD G. CAPE                     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.